SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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CHINA BROADBAND, INC.
(Name of Registrant as Specified in Its Charter)

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CHINA BROADBAND, INC.
27 Union Square, West Suite 502
New York, New York  10003
212-206-1216

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about December 13, 2010, to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”), of China Broadband, Inc., a Nevada corporation (the “Company”), as of the close of business on November 22, 2010 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Information Statement relates to a written consent in lieu of a meeting, dated November 22, 2010, (the “Written Consent”) of shareholders of the Company owning at least a majority of the outstanding shares of Common Stock as of the Record Date (the “Majority Shareholders”).  Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us” or “our” are references to China Broadband, Inc.

The Written Consent authorized our Board of Directors to amend our Articles of Incorporation, at its sole discretion, to effect a reverse split of the Company’s Common Stock at a ratio up to 1-for-200 without further approval from our shareholders (the “Reverse Split”).

The Written Consent constitutes the consent of a majority of the total number of shares eligible to vote on matters submitted to a vote of holders of our Common Stock and is sufficient under the Nevada Revised Statutes and our bylaws to approve the Reverse Split.  Accordingly, the amendment is not currently being submitted to our other shareholders for a vote.  The action by Written Consent will become effective approximately 20 days after the filing of this Information Statement (the “Effective Date”).

This is not a notice of a meeting of shareholders and no shareholders’ meeting will be held to consider the matters described herein.  This Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C.

By Order of the Board of Directors,

Marc Urbach

President

GENERAL INFORMATION

 This Information Statement is being first mailed on or about December 13, 2010 to our shareholders by our Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Shareholders.

Only one copy of this Information Statement is being delivered to two or more shareholders who share an address unless we have received contrary instruction from one or more of such shareholders.  We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, if in the future you would like to receive multiple copies of information statements, proxy statements or annual reports, or if you are currently receiving multiple copies of these documents and would like to receive only a single copy, please so instruct us by calling or writing to our corporate secretary at the Company’s executive offices at the telephone number or address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CORPORATE ACTIONS TAKEN BY THE MAJORITY SHAREHOLDERS.

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE MAJORITY SHAREHOLDERS

Under the Nevada Revised Statutes and our bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding at least a majority of the voting power.

On the Record Date, we had (i) 660,768,745 shares of Common Stock issued and outstanding, with the holders thereof being entitled to cast one vote per share, and (ii) 7,000,000 shares of Series A Preferred Stock issued and outstanding, with holders thereof being entitled to cast ten votes for every share of Common Stock that is issuable upon conversion of a share of Series A Preferred Stock (each share of Series A Preferred Stock is convertible into ten shares of Common Stock).

The approval of the Written Consent requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock.  Each shareholder is entitled to one vote per share of Common Stock on any matter that may properly come before the shareholders

CONSENTING SHAREHOLDERS

On November 22, 2010, shareholders holding a majority of our outstanding voting securities consented in writing to the filing of a Certificate of Amendment to our Articles of Incorporation, at the sole discretion of the Board of Directors, to effect the Reverse Split.  The authorization given to the Board of Directors by the Majority Shareholders will be effective following the expiration of the 20-day period mandated by Rule 14c-2.

PROPOSALS BY SHAREHOLDERS

No shareholder entitled to vote has transmitted any proposal to be acted upon by the Company.

DISSENTERS’ RIGHTS

Under the Nevada Revised Statutes, holders of our Common Stock are not entitled to dissenters’ rights of appraisal with respect to the Written Consent.

AUTHORIZATION OF OUR BOARD OF DIRECTORS TO AMEND OUR ARTICLES OF
INCORPORATION, AT ITS SOLE DISCRETION, TO EFFECT A REVERSE SPLIT OF OUR COMMON STOCK
AT A RATIO UP TO 1-FOR-200

Upon execution of the Written Consent, our Board of Directors has the authority, but not the obligation, in its sole discretion and without any further action on the part of the stockholders, to effect, at any time it believes to be most advantageous to the Company and its shareholders, the Reverse Split at a ratio of up to 1-for-200. In determining the precise ratio of the Reverse Split, our board of directors will consider the price per share of our Common Stock as traded on the Over-the-Counter Bulletin Board as well as the then current number of outstanding shares of our Common Stock.  The Reverse Split would be effected by the filing of a Certificate of Amendment to our Articles of Incorporation with the Nevada Secretary of State. The Board of Directors will have the ability to decline to file such a certificate of amendment without further stockholder action if it subsequently determines that the Reverse Split is no longer in the best interest of the Company.

Our Board of Directors believes that it may be necessary and prudent for the Company to amend our Articles of Incorporation to effect the Reverse Split in the near future because it would reduce the number of outstanding shares of our Common Stock to a level more consistent with other public companies with a similar anticipated market capitalization. Additionally, the Reverse Split should have the effect of raising the minimum bid price of our Common Stock on the Over-the-Counter Bulletin Board, which was $0.03 per share as of November 29, 2010. We are interested in becoming listed on the NASDAQ Stock Market which has a minimum bid price requirement for new applicants of $4.00 per share.

We cannot assure you, however, that the price of our Common Stock after the Reverse Split will reflect a reverse split ratio, that the price per share following the Effective Time (as defined below) of the Reverse Split will be maintained for any period of time, or that the price would remain above the pre-split trading price.  Further, we cannot assure you that we will be able to become listed on the NASDAQ Stock Market.

 Effect of the Reverse Split

We estimate that, following the Reverse Split, we would have approximately the same number of shareholders and, except for any changes as a result of the treatment of fractional shares as discussed below, the completion of the Reverse Split would not itself affect any shareholder’s proportionate equity interest in the Company.  By way of example, a shareholder who owns a number of shares that, prior to the Reverse Split, represented 1% of our outstanding shares of Common Stock would continue to own 1% of our outstanding shares of Common Stock after the Reverse Split.

Depending on the Reverse Split ratio, if any, selected by the Board, the Company’s authorized capital stock will be affected as follows:

	Outstanding Common Stock	Outstanding Preferred Stock(1)	Authorized Common Stock	Authorized Preferred Stock(1)	Authorized Capital Stock	Common Stock Authorized but Unissued and Available for Future Issuance

Current as of November 5, 2010	660,768,745	17,266,800	1,500,000,000	50,000,000	1,550,000,000	839,231,255
One-for-50	13,215,375	17,266,800	1,500,000,000	50,000,000	1,550,000,000	1,486,784,625
One-for-100	6,607,687	17,266,800	1,500,000,000	50,000,000	1,550,000,000	1,493,392,313
One-for-150	4,405,125	17,266,800	1,500,000,000	50,000,000	1,550,000,000	1,495,594,875
One-for-200	3,303,844	17,266,800	1,500,000,000	50,000,000	1,550,000,000	1,496,696,156

(1)           We currently have (i) 7,000,000 shares of Series A Preferred Stock authorized, issued and outstanding, with each share of Series A Preferred Stock convertible into ten shares of Common Stock, and (ii) 11,000,000 shares of Series B Preferred Stock authorized, and 10,266,800 shares of Series B Preferred Stock issued and outstanding, with each share of Series B Preferred Stock convertible into ten shares of Common Stock.  In the event of the Reverse Split of our Common Stock, the number of shares of Series A Preferred Stock and Series B Preferred Stock authorized, issued and outstanding will not change, however the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock and the Series B Preferred Stock shall, concurrently with the effectiveness of the Reverse Split, be proportionately decreased.

There will not be any dilution in the percentage ownership of our current shareholders as a result of the Reverse Split. The total authorized number of shares of our Common Stock will not change.  Accordingly, our current shareholders will be diluted to the extent that their percentage ownership relative to the number of authorized and issued and  unissued shares of our Common Stock will decrease significantly. While we do not currently have any current plans, proposals or arrangement, written or otherwise, to issue additional shares of our Common Stock, the possibility that our shareholders will be diluted in the future nonetheless exists.

The Reverse Split may increase the number of our shareholders who own “odd lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

As discussed below under “Accounting Consequences,” upon the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the Common Stock will be divided by the denominator of the split ratio, and the additional paid-in capital will be credited with the amount by which the stated capital is reduced.

Treatment of Fractional Shares

No certificate or scrip representing fractional shares of our Common Stock will be issued following the Reverse Split, and any such fractional shares interests will not entitle the owner thereof to any rights as a stockholder of the Company. Each shareholder who would otherwise have been entitled to a fraction of a share following the Reverse Split will receive a full share of our Common Stock.

Effect of the Reverse Split on Options and Warrants

The number of shares subject to our outstanding Common Stock options and warrants will automatically be reduced in the same ratio as the Reverse Split ratio. Accordingly, the per share exercise price of those options will be increased in direct proportion to the Reverse Split ratio, so that the aggregate dollar amount payable for the purchase of the shares of Common Stock subject to the options will remain unchanged. For example, if an optionee holds options to purchase 1,000 shares at an exercise price of $1.00 per share, on the effectiveness of a hypothetical one-for-ten reverse stock split, the number of shares subject to that option would be reduced to 100 shares and the exercise price would be proportionately increased to $10.00 per share.  In connection with the Reverse Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options will be rounded up to the nearest whole share.

Potential Anti-Takeover Effects

If the Reverse Split is approved, the increased proportion of authorized but unissued shares of our common stock to the issued and outstanding shares thereof could, under certain circumstances, have an anti-takeover effect. For example, such a change could permit future issuances of our common stock that would dilute the stock ownership of a person seeking to effect a change in composition of our Board or contemplating a tender offer or other transaction for the combination of the Company with another entity.

The Board does not currently plan to effect the Reverse Split in response to any effort of which it is aware to accumulate shares of our common stock or to obtain control of the Company.  Rather, the purpose of the Reverse Split is for the reasons outlined above.

Exchange of Stock Certificates

The combination of, and reduction in, the number of our outstanding shares of Common Stock as a result of the Reverse Split will occur automatically upon the filing of a certificate of amendment without any action on the part of our shareholders and without regard to the date that stock certificates representing the shares prior to the Reverse Split are physically surrendered for new stock certificates.

As soon as practicable after the filing of a certificate of amendment, transmittal forms will be mailed to each holder of record of certificates for shares of our Common Stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our Common Stock such shareholder is entitled to receive as a result of the Reverse Split. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each shareholder should surrender the certificates representing shares of our Common Stock prior to the Reverse Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the number of shares of our Common Stock that he or she holds as a result of the Reverse Split. No new certificates will be issued to a shareholder or cash payments made until the shareholder has surrendered its outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent. Shareholders should not send in their stock certificates until they receive a transmittal form from our transfer agent.

Accounting Consequences

The Reverse Split will not affect the par value of a share of our Common Stock. As a result of the reduction in our authorized stock, however, at the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced by dividing the amount of the stated capital prior to the Reverse Split by the Reverse Split denominator (including a retroactive adjustment of prior periods), and the additional paid-in capital will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss (both basic and diluted) and dividends per common share will be higher because there will be fewer shares of Common Stock outstanding.

 Material Tax Consequences

The following summary of certain material federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only, is not intended as tax advice to any person and is not a comprehensive description of the tax consequences that may be relevant to each stockholder’s own particular circumstances. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as stockholders who are subject to the alternative minimum tax, banks, insurance companies, regulated investment companies, personal holding companies, shareholders who are not “United States persons” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), broker-dealers and tax-exempt entities. This summary is based on the Code, the Treasury regulations thereunder and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service (“IRS”), all of which are subject to change, possibly with retroactive effect, and assumes that the shares of Common Stock will be held as a “capital asset” (generally, property held for investment) as defined in the Code.

Holders of Common Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the proposed Reverse Split in light of their personal circumstances and the consequences under state, local and foreign tax laws. The Board of Directors believes that the Reverse Split will qualify as a recapitalization described in Section 368(a)(1)(E) of the Code. Accordingly, no gain or loss will be recognized by the Company in connection with the Reverse Split. No gain or loss will be recognized by a stockholder who exchanges all of his shares of pre-reverse Common Stock solely for shares of post-reverse Common Stock. The aggregate basis of the shares of the Common Stock to be received in the Reverse Split will be the same as the aggregate basis of the shares of Common Stock surrendered in exchange therefor. The holding period of the shares of Common Stock to be received in the Reverse Split will include the holding period of the shares of Common Stock surrendered in exchange therefor.

Our views regarding the tax consequences of the Reverse Split are not binding upon the IRS or the courts, and there is no assurance that the IRS or the courts would accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending on the state in which such stockholder resides. EACH STOCKHOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our voting stock as of December 3, 2010 (i) by each person who is known by us to beneficially own more than 5% of each class our voting stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

		Shares Beneficially Owned(1)
		Common Stock(2)			Series A Preferred Stock(3)		Series B Preferred Stock(4)			% Total Voting Power(5)
Name and Address of Beneficial Owner	Office, If Any	Shares		% of Class	Shares	% of Class	Shares		% of Class
Directors and Officers
Shane McMahon 295 Greenwich St., Apt. 301 New York, NY 10007	Chairman and CEO	160,000,000		24.21%	7,000,000	100%	0		*	31.47%
Marc Urbach 79 Green Hill Rd Springfield, NJ 07081	President, CFO and Director	75,000	(6)	*	0	*	0		*	*
Weicheng Liu	Senior Executive Officer and Director	167,826,048	(7)	25.31%	0	*	0		*	22.89%
James Cassano 117 Graham Way Devon, PA 19333	Director	37,500	(8)	*	0	*	0		*	*
Steven Oliveira 18 Fieldstone Ct. New City, NY 10956		64,325,986	(9)	9.74%	0	*	10,266,800	(9)	100%	9.99%
All officers and directors as a group (5 persons named above)		392,264,534		59.15%	7,000,000	100%	10,266,800		100%	63.05%
5% Security Holders
Shane McMahon 295 Greenwich St., Apt. 301 New York, NY 10007	Chairman and CEO	160,000,000		24.21%	7,000,000	100%	0		*	31.47%
Weicheng Liu	Senior Executive Officer and Director	167,826,048	(7)	25.31%	0	*	0		*	22.89%
Oliveira Capital, LLC 18 Fieldstone Ct. New City, NY 10956		64,325,986	(9)	9.74%	0	*	9,066,800	(9)	88.31%	9.99%
Steven Oliveira 18 Fieldstone Ct. New City, NY 10956		64,325,986	(9)	9.74%	0	*	10,266,800	(9)	100%	9.99%

* Less than 1%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 660,768,745 shares of Common Stock issued and outstanding as of December 3, 2010.

(3)
Based on 7,000,000 shares of Series A Preferred Stock issued and outstanding as of December 3, 2010.  Each share of Series A Preferred Stock is convertible, at any time at the option of the holder, into ten (10) shares of Common Stock (subject to customary adjustments).  Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters and are entitled to ten (10) votes for each one (1) share of Common Stock that is issuable upon conversion of a share of Series A Preferred Stock (meaning that holders of Series A Preferred Stock are currently entitled to 100 votes per share). See “Description of Capital Stock – Series A Preferred Stock” below for more information regarding our Series A Preferred Stock.

(4)
Based on 10,266,800 shares of Series B Preferred Stock issued and outstanding as of December 3, 2010.  Each share of Series B Preferred Stock is convertible, at the holder’s option, into shares of Common Stock on a ten-to-one basis; provided, however, that the holder of Series B Preferred Stock may not convert the Series B Preferred Stock into Common Stock to the extent that such holder would beneficially own in excess of 9.99% of the number of shares of Common Stock of the Company outstanding immediately after giving effect to such conversion.  The holder of Series B Preferred Stock may waive the restriction on the conversion of the Series B Shares into Common Stock upon 61 days’ notice to the Company.  In addition, the holders of Series B Preferred Stock are not entitled to vote on matters submitted to a vote of the shareholders of the Company on an as-converted basis.  See “Description of Capital Stock – Series B Preferred Stock” below for more information regarding our Series B Preferred Stock.

(5)	Represents total voting power with respect to all shares of our Common Stock and Series A Preferred Stock.

(6)	Includes 75,000 shares underlying options exercisable within 60 days at $1.00 per share. Does not include options to purchase an additional 25,000 shares at $1.00 which are not yet exercisable.

(7)
Includes 1,000,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.00, 1,278,700 shares underlying warrants to purchase shares of Common Stock at an exercise price of $0.60.

(8)	Includes 37,500 shares underlying options exercisable within 60 days at $0.45 per share. Does not include options to purchase an additional 12,500 shares at $0.45 which are not yet exercisable.

(9)
Mr. Steven Oliveira is the sole member of Oliveira Capital, LLC and has voting and dispositive over securities owned by Oliveira Capital, LLC. See Note 4 above with respect to Shares of Series B Preferred Stock and the restrictions on conversion thereof.

FINANCIAL AND OTHER INFORMATION

For more detailed information about us, including financial statements, and other information about the business and operations of our Company, you may refer to our Annual Report on Form 10-K filed on April 15, 2010, as amended on April 16, 2010, which is hereby incorporated by reference.  Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov. Copies may also be obtained by written or oral request made to the address and telephone number specified above.